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                                  EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT


Videoconferencing Systems, Inc., a Delaware corporation
Videoconferencing Systems, N.V., a Belgian corporation
VSI Solutions, Inc., a Delaware corporation
VSI Network Services, Inc., a Delaware corporation
VSI Network Solutions, Inc., a Delaware corporation